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                                                                 EXHIBIT 99.4(c)


                          PENNZOIL-QUAKER STATE COMPANY
                         THRIFT AND STOCK PURCHASE PLAN

               (As Amended and Restated Effective January 1, 1997)

                                 Third Amendment


          Pennzoil-Quaker State Company, a Delaware corporation (the "Company"), having adopted the Pennzoil-Quaker State Company Thrift and Stock Purchase Plan, as amended and restated effective January 1, 1997, and thereafter amended (the "Plan"), and having reserved the right under Section 11.01 thereof to amend the Plan, does hereby amend the Plan, effective as of February 1, 2000, to read as follows:

     1. The first sentence in section 8.01 of the Plan is hereby amended to read as follows:

          "Except as provided in Article XIV, Article XVI, Article XVII, Article XVIII, or Article XX, a Participant whose Employment with the Company and all members of the Control Group terminates by reason of Disability, Voluntary Termination of Employment, Involuntary Termination of Employment, or by reason of having attained his or her Retirement Date and having retired from Employment, shall receive in a single lump sum payment all Tax Deferred Contribution Units, Thrift Contribution Units, Company Profit-Sharing Contributions Units, Company Matching Contribution Units, Prior Blue Coral 401(k) Units, vested Prior Slick 50 Match Units, Tye Profit-Sharing Units, ESOP Contribution Units, and Rollover Contribution Units credited to his or her Accounts; provided, however, that except as otherwise provided in Code Section 401(k)(10) or applicable law, a Participant's Employment shall not be considered to have terminated in the event of a sale of the assets or stock of the Company or another member of the Control Group if the Participant continues in employment with the purchaser."


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     2. The last sentence in the second paragraph of Section 8.08 of the Plan is hereby amended to read as follows:

          "All loans made to a Participant must be repaid upon his or her death, or, if earlier, upon his or her termination of Employment with the Company and all members of the Control Group."

     3. The first sentence of the second paragraph of Section 8.12 of the Plan is hereby amended to read as follows:

          "If the Participant's Account Balance (other than the portion attributable to his or her Loan Account) may be withdrawn from the Plan pursuant to Sections 8.03 and 8.04 or the date the Participant has terminated Employment, the units against which the loan was made will be deemed to be withdrawn or distributed from the Plan to the Participant (whether or not the Participant has elected a withdrawal or consented to a distribution) to the extent of the unpaid balance of the promissory note as of the first day of the month following the date on which the promissory note became due and payable, and the promissory note will be deemed to be repaid."

          IN WITNESS WHEREOF, Pennzoil-Quaker State Company has caused these presents to be executed by its duly authorized officers in a number of copies, all of which shall constitute one and the same instrument, which may be sufficiently evidenced by any executed copy thereof, this 17th day of February, 2000, but effective as herein provided.

                                        PENNZOIL-QUAKER STATE COMPANY

                                        By: /s/ RAYMOND T. FISCHER
                                            ------------------------------------
                                            Raymond T. Fischer
                                            Agent and Attorney-in-Fact
ATTEST:


/s/ LINDA F. CONDIT
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Secretary

[SEAL]


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